CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 710 to Registration Statement No. 33-26305 on Form N-1A of our report dated November 23, 2016, relating to the consolidated financial statements and consolidated financial highlights of the BlackRock Advantage Large Cap Growth Fund (formerly known as BlackRock Flexible Equity Fund), a series of BlackRock FundsSM, appearing in the Annual Report on Form N-CSR of the BlackRock FundsSM for the year ended September 30, 2016, and to the references to us under the headings “Financial Highlights” and “Independent Registered Public Accounting Firm” in the Prospectuses and “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information, which are part of such Registration Statement.

/s/ Deloitte & Touche LLP
Philadelphia, Pennsylvania
June 9, 2017